EXHIBIT INDEX

99.1 Company Press Release July 18, 2000, titled "Stewart & Stevenson Tactical Vehicles Systems, LP Receives $11.8 Million Production Contract Modification."

------------------

NEWS FROM:                                              STEWART & STEVENSON
                                                        CORPORATE HEADQUARTERS
                                                        P.O. BOX 1637
                                                        HOUSTON, TX  77251-1637

FOR IMMEDIATE RELEASE:

STEWART & STEVENSON TACTICAL VEHICLES SYSTEMS, LP RECEIVES $11.8 MILLION PRODUCTION CONTRACT MODIFICATION

     HOUSTON, Texas, July 18, 2000 -- STEWART & STEVENSON SERVICES, INC. (NASDAQ:SSSS), a leading manufacturer and distributor of industrial and energy related equipment; oilfield and airline ground support equipment; and a manufacturer of medium tactical vehicles for the U.S. Army announced that Stewart & Stevenson Tactical Vehicle Systems, LP, in Sealy, Texas, has been issued an $11.8 million modification of its Family of Medium Tactical Vehicles
(FMTV) production contract for the U.S. Army.

     The modification, issued by the Army's Tank-automotive and Armament Command (TACOM), exercises an option for the delivery of 97 two-and-one half ton (LMTV) cargo trucks and three wreckers in the Production Year 3 (PY3) phase of the contract. The vehicles will be delivered during the third quarter of 2001.

     The 97 LMTV cargo vehicles will be delivered to the National Guard, while the three wreckers will be for the U.S. Air Force.

     This new order for 100 vehicles brings the total ordered under the current production contract to more than 8,000 trucks and almost 1,600 trailers. The FMTV program has achieved several notable accomplishments recently, including fielding of the first Model A1 FMTVs, receiving the Army's full material release approval, and completion of a 22-year accelerated corrosion test program.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Stewart & Stevenson believes that its expectations, as expressed in these statements, are based on reasonable assumptions regarding the risks and uncertainties inherent in achieving those expectations. These statements are not, however, guarantees of future performance and actual results may differ materially. The most important factors that may cause actual results to differ from our expectations are risk of cancellation, adjustment or termination of the FMTV procurement program; unilateral changes directed by the
U. S. Army in the scope or timing of the program; future government budgeting, and changes in applicable laws. Other risk factors are listed in Stewart & Stevenson Services, Inc. annual report to the Securities and Exchange Commission on Form 10-K for the year ended January 31, 2000, and Quarterly Report to the Securities and Exchange Commission on Form 10-Q for the three months ended April 29, 2000.

Contact:          Mr. David R. Stewart
                  Treasurer
Phone:            (713) 868-7657
Fax:              (713) 863-1519
Email:            d.stewart@ssss.com
                  HTTP://www.ssss.com